UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

HeartSciences Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

This filing contains certain communications made in connection with the Proposed Transaction (as defined below) including the transcript of a presentation by a certain executive officer of Fortitude Mining Holdings, Inc. (“Fortitude”) at the Bitmain Hong Kong Conference.

Fortitude, a vertically-integrated digital asset mining platform anchored in Zcash, and HeartSciences Inc. (“HeartSciences”) (Nasdaq: HSCS), an AI-powered medical technology company, have entered into a definitive merger agreement to combine in an all-stock transaction (the “Proposed Transaction”). The following is important information that should be read together with communications included herein.

Additional Information About the Proposed Transaction and Where to Find It

Communications related to each of Fortitude and HeartSciences, their respective businesses and the Proposed Transaction may be deemed solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, HeartSciences has filed a preliminary proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) on July 27, 2026 and may file additional relevant materials with the SEC. Following the filing of a definitive proxy statement with the SEC, HeartSciences will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Proposed Transaction. INVESTORS AND SHAREHOLDERS OF HEARTSCIENCES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT HEARTSCIENCES HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HEARTSCIENCES AND THE PROPOSED TRANSACTION. COMMUNICATIONS THAT DO NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED TRANSACTION AND RELATED MATTERS ARE NOT INTENDED TO PROVIDE THE BASIS FOR ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF SUCH MATTERS. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the Proposed Transaction (when they become available), and any other documents filed by HeartSciences with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC or by sending a request to the HeartSciences Investor Relations Department at investorrelations@heartsciences.com.

Cautionary Note Regarding Forward-Looking Information

Communications may contain forward-looking statements concerning HeartSciences, Fortitude and the Proposed Transaction and other matters. These forward-looking statements generally can be identified by the use of words such as “aim,” “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “potential,” “target,” “objective,” “intend,” and other words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. All statements HeartSciences and/or Fortitude make in communications that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management’s current expectations and assumptions as of the date of such communication and are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements, which may include, without limitation, the following: the risk that the Proposed Transaction may not be completed on the anticipated timeline or at all; the failure to satisfy the conditions to the closing of the Proposed Transaction, including obtaining the requisite approval of the HeartSciences’ shareholders; market, macroeconomic, or other conditions that could adversely affect either HeartSciences or Fortitude, or the combined company; risks related to the integration of the two companies and the management of a newly public company; risks relating to Fortitude’s operations and business, including the highly volatile nature of the price of Zcash and other cryptocurrencies; and risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally. Additional factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements in such communications are discussed in HeartSciences’ filings with the SEC, including its most recent Annual Report on Form 10-K, filed with the SEC on July 23, 2026 and its other reports filed with the SEC from time to time, and are discussed in the preliminary proxy statement filed by HeartSciences with the SEC in connection with the Proposed Transaction. Readers are cautioned not to place undue reliance on these forward-looking statements. Each of HeartSciences and Fortitude expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. Any forward-looking statements made in such communications are made as of the date of the communication.

Participants in the Solicitation

HeartSciences and Fortitude, their respective directors and executive officers, and certain executive officers of DCG, the parent company of Fortitude, may be deemed to be participants in the solicitation of proxies from HeartSciences’ shareholders with respect to the Proposed Transaction. Information regarding the identity of the potential participants, and their direct or indirect interests in the Proposed Transaction, by security holdings or otherwise, is set forth in the preliminary proxy statement and other materials filed or that may be filed with the SEC in connection with the Proposed Transaction.

No Offer or Solicitation

Any information contained herein is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Proposed Transaction will be implemented solely pursuant to the terms and conditions of the merger agreement, which contain the full terms and conditions of the Proposed Transaction.

Transcript of Bitmain Hong Kong Presentation by Erik Ellingson

Awesome. Hello, everyone. Thank you. Quick by way of introduction. Erik Ellingson here, CFO, Fortitude Mining, Fortitude is a wholly owned subsidiary of the Digital Currency Group, or DCG, and Fortitude has recently announced a business combination with HeartSciences, with an intent to go public here, in 2026, given that, I just want to give a brief disclaimer that all of the things that I’m going to talk about here on stage, really, are functionally a part of the industry, and less so specific to Fortitude. So with that, I’m going to talk kind of a little bit about what is Zcash get into a little bit of kind of why the time is now for Zcash and the Zcash ecosystem? Um, and then kind of kind of walk through maybe some of the similarities and differences to that of Bitcoin, and then get into specifically some of the economics within Zcash mining as well.

I think, as I reflect quickly before kind of jumping into the presentation, I think one of the key themes in Fortitude is, you know, a big part of this, as well, is how do we become more efficient as miners? Or how do we think about earning that incremental dollar by mining? Kevin, Kevin Zang mentioned earlier, right, that he’s a capitalist, and we think about kind of the mindset of being a returns maximalist within the DCG ecosystem, and that’s one of the reasons, and kind of, one of the ideas that ultimately led us into Zcash. So with that, jump into the presentation.

Fundamentally, why is the Zcash time now? Kind of first bullet here, I talk a little bit about privacy, and privacy is a theme that I kind of think is twofold on the front end relative to growing banks and governments considering CBDCs. A theme around financial privacy, on the back of global political uncertainty, and whether it’s today, tomorrow, five years from now, fundamentally, I think privacy is gonna be a theme that continues to grow globally.

Rapid AI advances have also led to real quantum threats across the Bitcoin ecosystem. Zcash can’t hack what you can’t see fundamentally, right? When you think about Zcash having privacy pools, as compared to the public wallet address that exists within Bitcoin today? And then kind of risk, risk posed holistically by quantum, for all fundamental public blockchains. And then when I think about kind of Zcash from a micro perspective, Zcash fundamentals are improving. So the launch of Ironwood, kind of the institutionalization of the ecosystem holistically, Foundry has recently launched a pool. Zodl has brought phenomenal UXUI to the ecosystem, and then there has been some big fundraising efforts as companies are considering and going public within the U.S. market, and welcoming additional capital within the ecosystem. So I mentioned on the front end, I was gonna talk a little bit about some of the similarities and differences, and I spent a lot of time at dinner last night, kind of talking about, where does Zcash exist today, relative to where Bitcoin was historically. So Zcash launched about seven years later after the Bitcoin blockchain, really, I think it was a fundamental thesis, and coming back to an original cypherpunk vision around privacy. So both Bitcoin and Zcash, proof of work, both have 21 million total tokens, both are operating on a kind of a four-year halving cycle. I think one of the unique differences is kind of that built in support of the network itself, right?

Bitcoin was a grassroots effort where community grants and donations supported the whole dev corps, where Zcash actually has a built-in mechanism to support that development corps through 20% of block rewards, going to the development team. And then I think kind of the last piece, which touched on in the 1st slide in detail is privacy. Zcash, from a private perspective, has optional privacy that sets it apart from Bitcoin and some of the other privacy tokens that exist in the market today, where you have mandatory privacy. So as I jump over to kind of the right side of the screen here, it’s transparent, versus shielded. So the T address versus the Z address. The concept and the invention of the zero knowledge proof technology to support Zcash and then kind of that quantum resistant foundation that I mentioned earlier and kind of talked a little bit about, I think. Again, it’s a part of kind of twofold. You have some of the best cryptographers in the world working on Zcash and then it’s the secondary pie of kind of can’t hack, what you can’t see as well. So, where does Zcash sit today relative to historical Bitcoin?

Fundamentally, it’s the best use of a megawatt. Um, better than AI/HPC. I think there were some numbers quoted, again, earlier today, but you can think about kind of Zcash on a per kilowatt hour basis, generating revenue anywhere between kind of 70 and 80 cents, compared to the kind of 20 to 25 cents per kilowatt hour generated through A/IHPC compute loads. But getting back to the slide, we think Zcash looks most similar to Bitcoin in that 2013, 2014, really early cycle range. And I think, with where we’re at today, and since this slide was created over the course of the last two weeks, Grayscale has successfully launched its traded ETF product, but fundamentally, it’s now listed, Coinbase and Robin Hood in the state of New York, in the U.S. is one of the ultimately hardest places to be listed, Multicoin Capital, and Tushar have been very public about entering the market, and we’ve seen folks have successful capital raises as well. with Zodl raising a $25 million plus seed round from some of the largest investors within crypto and crypto ecosystem. So, kind of, where do we fit in relative?

Like, why am I up here on stage in a Bitmain conference, talking about Zcash, right? I think one is, it’s a proof of work token, so fundamentally, you need to mine it, and there’s some similarities in direct similarities there, with Bitcoin, but the broad base is, kind of, the concept around venture mining, and I need to give just a little bit of history, um, to, to kind of help everybody understand how we got here. And it’s a DCG thesis that we’re going to live in a multi chain world, right? This concept of Bitcoin Maximalism doesn’t necessarily exist, and you’re gonna have additional tokens that are serving purposes outside of, you know, what the Bitcoin thesis was originally, and that of a store of value. And so, you see, Zcash just set itself apart, as have some of the other tokens, which are still profitable to mine outside of pick one, as people in this room, are looking for multiple alternatives, or even kind of presentation, right before I got up here, and folks talking about optimizing energy, as well, to try to drive the best they returns they can out of mining. But on the right side of the slide here, you’ll see listed, kind of, several different tokens with the Bitmain Antminer Z15 Pro, fundamentally being the most profitable unit that exists across all proof of work mining today. And on the left side, kind of talking about the mindset of venture mining. And so Fortitude, although we have had a thousand machines delivered over the course of the last 90 days, fundamentally had an install base that was plugged in ahead of the run that has happened recently within Zcash. And so, that business model positioned us really, really well to take advantage of the performance of one of the underlying tokens. So when you think about a venture portfolio, right, it’s diversification across a variety of different investments, and not all of those investments need to be a home run, but if one or two of them are, it generates an outside return. That’s kind of the mindset that we and legacy DCG and Foundry took as they thought about the buildout of this business as a venture mining platform, really led by, led by Zcash. So if I give you kind of one takeaway, um, on the back of the slides, it would be, Zcash is a really interesting institutional asset, and Zcash is a proof of work network as a great alternative mining source for you as a group of mining individuals in this room today. So with that, I’ll open it up to see if anybody has any questions. Awesome. If not, thank you very much.

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